EXHIBIT NUMBER 12

                 STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS
                           OF PROFIT TO FIXED CHARGES

              Caterpillar Inc., Consolidated Subsidiary Companies,
                       and 50%-owned Affiliated Companies
                                   (Unaudited)
                              (Dollars in millions)


                                    Three Months Ended     Nine Months Ended
                                    Sep. 30,   Sep. 30,    Sep. 30,   Sep. 30,
                                     1994        1993        1994       1993

Profit for period ..............     $  244    $  432       $  676    $  533
Add:
   Provision (credit) for
     income taxes ..............         83       (51)         282       (20)
                                     ------    ------       ------    ------
Profit before taxes ............     $  327    $  381       $  958    $  513
                                     ------    ------       ------    ------

Fixed charges:
   Interest and other costs
     related to borrowed
     funds(1) ..................     $  108    $  116       $  316    $  353
   Rentals at computed
     interest factors(2) .......         13        13           38        39
                                     ------    ------       ------    ------
Total fixed charges ............     $  121    $  129       $  354    $  392
                                     ------    ------       ------    ------
Profit before provision
   for income taxes and
   fixed charges ...............     $  448    $  510       $1,312    $  905
                                     ======    ======       ======    ======

Ratio of profit to
   fixed charges ...............        3.7       4.0          3.7       2.3
                                     ======    ======       ======    ======

(1)Interest expense as reported in the Consolidated Results of Operations plus the Company's proportionate share of 50%-owned affiliated companies' interest expense.

(2)Amounts represent those portions of rent expense that are reasonable approximations of interest costs.